DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1997 AND DECEMBER 31, 1996

                                          March 31,      December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  370,299       $  389,413
PROPERTY                                  3,739,029        3,856,310

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             353,791          364,645

OTHER ASSETS                                 48,924           21,684

TOTAL                                    $4,512,043       $4,632,052

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  644,273       $  610,006


PARTNERS' EQUITY:
     General Partners                       (69,102)         (67,560)
     Limited Partners                     3,936,872        4,089,606

  Total partners' equity                  3,867,770        4,022,046

TOTAL                                    $4,512,043       $4,632,052

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                         March 31,        March 31,
                                           1997             1996
REVENUES:
Rental Income                            $  417,855       $  407,059
Interest                                      1,783            2,356
     Total revenues                         419,638          409,415

EXPENSES:

Operating Expenses                          257,103           248,645
General and administrative                   64,130            65,070
     Total expenses                         321,233           313,715

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE              98,405            95,700
EQUITY IN INCOME OF REAL ESTATE              20,046            22,346

NET INCOME                               $  118,451        $  118,046


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  117,266        $  116,866
    General partners                          1,185             1,180

TOTAL                                    $  118,451        $  118,046

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     4.89        $     4.87


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1995           ($61,424)     $4,697,074   $4,635,650

NET INCOME                               1,180         116,866      118,046
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1996              ($62,971)     $4,543,940   $4,480,969

EQUITY AT DECEMBER 31, 1996           ($67,560)     $4,089,606   $4,022,046

NET INCOME                               1,185         117,266      118,451
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1997              ($69,102)     $3,936,872   $3,867,770


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      March 31,         March 31,
                                        1997              1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 118,451        $118,046

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        117,283         117,283
     Distributions in excess
      	of earnings in
       real estate joint venture          10,852           9,004

     Changes in assets and
      	liabilities:

     (Increase)Decrease in other assets  (27,240)         11,948
     Increase in liabilities              34,267           4,472

Net cash provided by
  operating activities                   253,613         260,753

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                          0          (19,799)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (272,727)       (272,727)

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                      (19,114)        (31,773)

CASH AND CASH EQUIVALENTS:

     At beginning of period              389,413         445,657
     At end of period                  $ 370,299        $413,884


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1997, and for the periods ended March 31, 1997, and 1996 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at March 31, 1997, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 5,660,609)
        Property - Net                       $  3,739,029


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the three months ended March 31, 1997, and 1996 is as follows:

                                   1997                    1996
     Revenue                     $156,705                $155,364
     Operating Expenses            89,885                  80,878
     Net Income                  $ 66,820                $ 74,486


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.